PROSPECTUS SUPPLEMENT NO. 10                    FILED PURSUANT TO RULE 424(B)(3)
TO PROSPECTUS DATED MAY 6, 1998                       REGISTRATION NO. 333-51897

                                  $885,500,000
                NETWORKS ASSOCIATES, INC. ("NETWORK ASSOCIATES")
            ZERO COUPON CONVERTIBLE SUBORDINATED DEBENTURES DUE 2018

     This Prospectus Supplement relates to the resale by the holders (the "Selling Securityholders") of Zero Coupon Convertible Subordinated Debentures due 2018 (the "Debentures") of Network Associates and the shares of our Common Stock, par value of $.001 per share (the "Common Stock"), issuable upon the conversion of the Debentures (the "Conversion Shares").

     You should read this Prospectus Supplement in conjunction with the Prospectus dated May 6, 1998, which was delivered with this Prospectus Supplement. This Prospectus Supplement No. 10 amends and restates all earlier Prospectus Supplements. All capitalized terms used herein but not defined in the Prospectus Supplement shall have the meanings given them in the Prospectus.

     The following table sets forth information as of the date hereof concerning beneficial ownership of the Debentures of the Selling Securityholders listed below. All information concerning beneficial ownership has been furnished by the Selling Securityholders.

                                    Principal Amount      Percentage of             Number of              Percentage of
                                        of Notes              Notes              Conversion Shares          Common Stock
             Name                  That May Be Sold        Outstanding         That May Be Sold (1)        Outstanding (2)
            ------                 -----------------      -------------       ---------------------       ----------------
Allstate Insurance Company             $4,500,000               *                     38,421                     *

Argent Classic Convertible            $10,000,000              1.1%                   85,380                     *
Arbitrage Fund (Bermuda)
L.P.

Associated Electric & Gas              $2,000,000               *                     17,076                     *
Insurance Services Limited

Bankers Trust Trustee for              $5,300,000               *                     45,251                     *
Chrysler Corp. Emp. #1
Pension Plan dated 4/1/89

Boston College                           $205,000               *                      1,750                     *

BS Debt Income Fund -                     $20,000               *                        170                     *
Class A

BT Alex. Brown                         $8,500,000               *                     72,573                     *
Incorporated

BZW Securities Limited                $17,500,000               2%                   149,415                     *

Calamos Convertible Fund               $2,400,000               *                     20,491                     *

California Public                     $14,500,000              1.6%                  123,801                     *
Employees' Retirement
System

Champion International                 $2,100,000               *                     17,929                     *
Corporation Master
Retirement Trust

                                    Principal Amount      Percentage of             Number of              Percentage of
                                        of Notes              Notes              Conversion Shares          Common Stock
             Name                  That May Be Sold        Outstanding         That May Be Sold (1)        Outstanding (2)
            ------                 -----------------      -------------       ---------------------       ----------------
Chase Manhattan NA                     $9,030,000               1%                    77,098                     *
Trustee for IBM Retirement
Plan

Chrysler Corporation                   $5,775,000               *                     49,306                     *
Master Retirement Trust

Credit Suisse First Boston             $3,000,000               *                     25,614                     *
Corporation

Delta Air Lines Master                 $3,830,000               *                     32,700                     *
Trust

Deutsche Bank Securities              $25,040,000              2.8%                  213,791                     *
Inc.

Donaldson Lufkin &                     $3,550,000               *                     30,309                     *
Jenrette Securities Corp.

The Dow Chemical                       $3,600,000               *                     30,736                     *
Company Employees'
Retirement Plan

Fiduciary Trust Co.                    $1,000,000               *                      8,538                     *
International

The Fondren Foundation                   $140,000               *                      1,195                     *

Franklin and Marshall                    $410,000               *                      3,500                     *
College

General Motors Employees              $27,710,000              3.1%                  236,587                     *
Domestic Group Pension
Trust

General Motors Foundation              $1,160,000               *                      9,904                     *

Goldman Sachs & Company                $5,080,000               *                     43,373                     *

GPZ Trading LLC                        $3,000,000               *                     25,614                     *

JP Morgan Securities Inc.              $8,120,000               *                     69,328                     *

Kettering Medical Center                 $165,000               *                      1,408                     *
Funded Depreciation
Account

LDG Limited                              $750,000               *                      6,403                     *

McMahan Securities                       $100,000               *                        853                     *
Company, L.P.

McMahan Securities                       $220,000               *                      1,878                     *
Company, L.P.

Merrill Lynch Pierce Fenner           $18,000,000              2.0%                  153,684                     *
& Smith Inc.

                                    Principal Amount      Percentage of             Number of              Percentage of
                                        of Notes              Notes              Conversion Shares          Common Stock
             Name                  That May Be Sold        Outstanding         That May Be Sold (1)        Outstanding (2)
            ------                 -----------------      -------------       ---------------------       ----------------
The Minnesota Mutual Life              $4,500,000               *                     38,421                     *
Insurance Company

Molton-Arms School                        $50,000               *                        426                     *
Pooled Investment Fd
71035

Morgan Stanley Dean                    $5,000,000               *                     42,690                     *
Witter

Motors Insurance                       $7,280,000               *                     62,156                     *
Corporation

NationsBanc Montgomery                $17,750,000               *                    151,549                     *
Securities LLC

New Hampshire Retirement               $1,100,000               *                      9,391                     *
System

New York Life Insurance               $28,000,000              3.1%                  239,064                     *
Company

New York Life Insurance &              $8,500,000               *                     72,573                     *
Annuity Corporation

OCM Convertible Trust                  $9,205,000              1.0%                   78,592                     *

Parker-Hannifin                          $280,000               *                      2,390                     *
Corporation

Partner Reinsurance                      $550,000               *                      4,695                     *
Company Ltd.

Port Authority of Allegheny            $2,500,000               *                     21,345                     *
County Retirement and
Disability Allowance Plan
for the Employees
Represented by Local 85 of
the Amalgamated Transit
Union

ProMutual                                $950,000               *                      8,111                     *

Putnum Balanced                          $500,000               *                      4,269                     *
Retirement Fund

Putnam Convertible                     $9,500,000               1%                    81,111                     *
Income-Growth Trust

Putnum Convertible                       $500,000               *                      4,269                     *
Opportunities and
Income Trust

Putnum Funds Trust -                      $90,000               *                        768                     *
Putnum High Yield Total
Return Fund

                                    Principal Amount      Percentage of             Number of              Percentage of
                                        of Notes              Notes              Conversion Shares          Common Stock
             Name                  That May Be Sold        Outstanding         That May Be Sold (1)        Outstanding (2)
            ------                 -----------------      -------------       ---------------------       ----------------
Raytheon Company Master                $2,865,000               *                     24,461                     *
Pension Trust

Rhone-Poulene Rorer                      $280,000               *                      2,390                     *
Pension Plan

RJR Nabisco, Inc. Defined              $1,500,000               *                     12,807                     *
Benefit Master Trust

SBC Warburg Dillon Read                $7,000,000               *                     59,766                     *
Inc.

Societe Generale Securities            $1,000,000               *                      8,538                     *
Corp.

SPT                                      $700,000               *                      5,976                     *

State Employees Retirement             $2,060,000               *                     17,588                     *
Plan of the State of
Delaware

State of Connecticut                   $7,465,000               *                     63,736                     *
Combined Investment
Funds

State Street Bank Custodian            $2,810,000               *                     23,991                     *
for GE Pension Trust

Strong Total Return Fund,              $7,500,000               *                     64,035                     *
Inc.

Swiss Bank Corporation-               $20,000,000              2.2%                  170,760                     *
London Branch

Toronto Dominion (New                 $12,500,000               *                    106,725                     *
York), Inc.

TQA Leverage Fund, L.P.                $1,500,000               *                     12,807                     *

TQA Vantage Fund, Ltd.                 $6,000,000               *                     51,228                     *

TQA Vantage Plus Fund,                   $750,000               *                      6,403                     *
Ltd.

Unifi, Inc. Profit Sharing               $335,000               *                      2,860                     *
Plan and Trust

United Food and                          $900,000               *                      7,684                     *
Commercial Workers Local
1262 and Employees
Pension Fund

Univar Corporation                       $660,000               *                      5,635                     *

University of Rochester                  $220,000               *                      1,878                     *

Vanguard Convertible                   $5,330,000               *                     45,507                     *
Securities Fund, Inc.

                                    Principal Amount      Percentage of             Number of              Percentage of
                                        of Notes              Notes              Conversion Shares          Common Stock
             Name                  That May Be Sold        Outstanding         That May Be Sold (1)        Outstanding (2)
            ------                 -----------------      -------------       ---------------------       ----------------
Warburg Dillon Read LLC               $15,000,000              1.6%                  128,070                     *

Weyerhauser Convertible                $5,200,000               *                     44,397                     *
     Arbitrage Fund

------------
*    Less than 1%

(1) Assumes conversion of the full amount of Debentures held by such holder at the adjusted conversion rate of 8.538 shares of Common Stock per $1000 principal amount of Debentures. This conversion rate was adjusted for the 3-for-2 stock split on May 12, 1998, and remains subject to adjustment as described under "Description of Debentures --Conversion of Debentures." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Notes; cash will be paid in lieu of fractional shares, if any.

(2) Computed in accordance with Rule 13d-3(d)(i) promulgated under the Exchange Act and based upon 137,709,426 shares of Common Stock outstanding as of January 5, 1999, treating as outstanding the number of Conversion Shares shown as being issuable upon the assumed conversion by the named holder of the full amount of such holder's Debentures but not assuming the conversion of the Debentures of any other holder.

                                ---------------

INVESTING IN NETWORK ASSOCIATES DEBENTURES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THE PROSPECTUS.

                                ---------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES
             AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMIS-
                SION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                                ---------------

            The date of this Prospectus Supplement is March 3, 1999.